Exhibit 99.1

Contacts: Steven E. Brady, President and CEO Donald F. Morgenweck, CFO (609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 4th Quarter 2010 and Year-End Results

Ocean City, New Jersey – January 25, 2011 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1,428,000, or $0.21 per basic and diluted share, for the quarter ended December 31, 2010 as compared to $1,314,000, or $0.19 per basic and diluted share, for the same quarter last year.

For the full year ended December 31, 2010, net income rose to $5,444,000, or $0.80 per basic share and diluted share, as compared to $4,211,000, or $0.60 per basic share and $0.59 per diluted share, for 2009.

Ocean Shore Holding Co. (the “Company”) is the holding company for Ocean City Home Bank (the “Bank”), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of ten full-service banking offices in eastern New Jersey.

“We are extremely proud to report that our net income for 2010 represents the Company’s best annual performance since becoming a public company in 2004. Notwithstanding a challenging operating environment, we have succeeded in growing our franchise this year, with asset growth of 9% based entirely on growth in customer deposits. We have accomplished this while maintaining strong asset quality in a depressed real estate market, which we believe speaks well for our conservative operating philosophy,” said Steven E. Brady, President and CEO.

Balance Sheet Review

Total assets grew $69.7 million, or 9.1%, to $839.9 million at December 31, 2010 from December 31, 2009. Loans receivable, net, decreased $3.3 million, or (0.5)%, to $660.3 million. The decrease in loans receivable resulted from decreases in real estate loans of $1.1 million, consumer loans of $3.6 million and commercial loans of $0.9 million offset by an increase in real estate construction loans of $3.0 million. Cash and cash equivalents increased $77.8 million to $110.9 million while investments and mortgage-backed securities decreased $5.7 million, or 19.4%, to $23.7 million.

Deposits grew $65.9 million, or 12.3%, to $603.3 million at December 31, 2010 from December 31, 2009. Total borrowings remained unchanged at $125.5 million, including $110.0 million of FHLB advances.

Asset Quality

The provision for loan losses totaled $76,000 for the fourth quarter of 2010 compared to $357,000 for the fourth quarter of 2009 and $125,000 for the third quarter of 2010. The decrease in the provision resulted from a decrease in specific reserves on non-performing loans in the fourth quarter of 2010 compared to 2009. The provision decreased to $892,000 for the year-

ended 2010 compared to $1,251,000 for the year-ended 2009. The allowance for loan losses totaled $4.0 million, or 0.60% of total loans, at December 31, 2010 compared to $3.5 million, or 0.52% of total loans, at December 31, 2009. The Company experienced $380,000 in charge-off activity for 2010 compared to $460,000 for 2009.

Non-performing assets totaled $5.3 million, or 0.79% of total assets, at December 31, 2010, compared to $1.9 million, or 0.25% of total assets, at December 31, 2009. Non-performing assets consisted of twelve residential mortgages totaling $4.3 million, three commercial mortgages totaling $729,000, two commercial loans totaling $134,000, two consumer equity loans totaling $77,000 and one real estate owned property totaling $98,000. Specific reserves recorded for these loans at December 31, 2010 were $482,000.

Income Statement Analysis

Net interest income was unchanged at $5.9 million for the fourth quarter of 2010 compared to the fourth quarter of 2009. Net interest margin decreased one basis points in the quarter ended December 31, 2010 to 3.41% from 3.42% for the quarter ended December 31, 2009. On a linked-quarter basis, net interest margin increased 2 basis points from 3.39% in the third quarter of 2010. A slight increase in net interest income for the fourth quarter was the result of an increase in average interest-earning assets of $3.7 million and a decrease of 42 basis points in the average cost of interest-bearing liabilities to 1.95% from 2.37%, offset by an increase in average interest-bearing liabilities of $66.5 million and a decrease of 22 basis points in the average yield on interest-earning assets to 5.34% from 5.56%.

Net interest income increased $1.7 million, or 7.7%, for the full year to $23.9 million compared to the prior year. An increase in net interest margin of 11 basis points to 3.43% from 3.32% was mainly the result of a decrease in the cost of interest-bearing liabilities of 41 basis points offset by a decrease in the yield on interest-earning assets of 16 basis points.

Other expenses increased $129,000, or 3.0%, to $4.37 million for the fourth quarter of 2010, compared to $4.25 million for the fourth quarter of 2009. Other expenses increased $1.4 million, or 8.6%, to $17.5 million for the year ended December 31, 2010 compared to $16.1 million for the year-ended December 31, 2009. Other expenses increased in 2010 over the prior year as a result of additional expenses associated with the opening of a new branch in the fourth quarter of 2009 as well as normal increases in salaries and benefits, occupancy and equipment, marketing, other expenses, partially offset by decreases in FDIC deposit insurance and qualified deferred costs associated with closed loans.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA

	December 31, 2010	December 31, 2009	% Change
	(Dollars in thousands)

Total assets	$839,857	$770,145	9.1%
Cash and cash equivalents	110,865	33,028	235.7
Investment securities	23,721	29,427	(19.4)
Loans receivable, net	660,340	663,663	0.5
Deposits	603,334	537,422	12.3
FHLB advances	110,000	110,000	0.0
Subordinated debt	15,464	15,464	0.0
Stockholder’s equity	100,554	97,335	3.3

SELECTED OPERATING DATA

	Three Months Ended December 31,			Year Ended December 31,
	2010	2009	% Change	2010	2009	% Change
	(Dollars in thousands, except share and per share amounts)

Interest and dividend income	$9,270	$9,586	(3.3)	$37,716	$37,225	1.3
Interest expense	3,357	3,686	(8.9)	13,829	15,038	(8.0)

Net interest income	5,912	5,900	0.2	23,887	22,187	7.7

Provision for loan losses	76	357	(78.7)	892	1,251	(28.7)

Net interest income after provision for loan losses	5,837	5,543	5.3	22,995	20,936	9.8

Other income	874	854	2.3	3,403	3,101	9.7
Impairment on investment securities	—	—	—	—	(1,077)	N/M
Other expense	4,377	4,248	3.0	17,523	16,134	8.6

Income before taxes	2,334	2,149	8.6	8,876	6,826	30.0
Provision for income taxes	906	835	8.5	3,431	2,615	31.2

Net Income	$1,428	$1,314	8.7	$5,444	$4,211	29.3

Earnings per share basic	$0.21	$0.19		$0.80	$0.60
Earnings per share diluted	$0.21	$0.19		$0.80	$0.59

Average shares outstanding*:
Basic	6,721,891	7,051,468		6,798,317	7,064,161
Diluted	6,769,445	7,081,593		6,798,317	7,112,526

N/M – not measurable

	Three Months Ended December 31, 2010		Three Months Ended December 31, 2009
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$669,025	5.26%	$660,236	5.51%
Investment securities	24,718	7.66%	29,771	6.65%

Total interest-earning assets	693,743	5.34%	690,007	5.56%

Interest-bearing deposits	$563,510	1.30%	496,555	1.75%
Total borrowings	125,464	4.86%	125,893	4.83%

Total interest-bearing liabilities	688,974	1.95%	622,448	2.37%

Interest rate spread		3.40%		3.19%
Net interest margin		3.41%		3.42%

	Year Ended December 31, 2010		Year Ended December 31, 2009
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$668,910	5.37%	$634,862	5.53%
Investment securities	26,623	6.86%	32,473	6.50%

Total interest-earning assets	695,533	5.42%	667,335	5.58%

Interest-bearing deposits	$526,530	1.48%	$456,398	1.96%
Total borrowings	125,464	4.83%	137,306	4.45%

Total interest-bearing liabilities	651,994	2.12%	593,704	2.53%

Interest rate spread		3.30%		3.05%
Net interest margin		3.43%		3.32%

ASSET QUALITY DATA

	Year Ended December 31, 2010	Year Ended December 31, 2009
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$3,476	$2,684
Provision for loan losses	892	1,251

Charge-offs	(380)	(460)
Recoveries	—	1

Net charge-offs	(380)	(459)

Allowance at end of period	$3,988	$3,476

Allowance for loan losses as a percent of total loans	0.60%	0.52%
Allowance for loan losses as a percent of nonperforming loans	77.1%	188.4%

	As of December 31, 2010	As of December 31, 2009
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$4,282	$1,593
Real estate mortgage - commercial	729	139
Commercial	134	22
Consumer	77	91

Total	5,222	1,845

Real estate owned	98	98
Other nonperforming assets	—	—

Total nonperforming assets	$5,320	$1,943

Nonperforming loans as a percent of total loans	0.79%	0.28%
Nonperforming assets as a percent of total assets	0.63%	0.25%

SELECTED FINANCIAL RATIOS

	Year Ended
	December 31, 2010	December 31, 2009

Selected Performance Ratios:
Return on average assets	0.66%	0.58%
Return on average equity	5.45%	6.20%
Interest rate spread	3.30%	3.05%
Net interest margin	3.43%	3.32%
Efficiency ratio	64.21%	63.70%

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA

	Q4 2010	Q3 2010	Q2 2010	Q1 2010	Q4 2009
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$5,913	$5,941	$6,053	$5,981	$5,900
Provision for loan losses	76	125	540	152	357

Net interest income after provision for loan losses	5,837	5,816	5,513	5,829	5,543
Other income	874	836	886	807	854
Other expense	4,377	4,319	4,375	4,452	4,248

Income before taxes	2,334	2,333	2,024	2,184	2,149
Provision for income taxes	906	892	785	848	835

Net income	$1,428	$1,441	$1,239	$1,336	$1,314

Share Data:
Earnings per share basic	$0.21	$0.21	$0.18	$0.20	$0.19
Earnings per share diluted	$0.21	$0.21	$0.18	$0.20	$0.19
Average shares outstanding basic	6,721,891	6,826,698	6,826,946	6,818,615	7,051,468
Average shares outstanding diluted	6,769,445	6,835,521	6,834,525	6,836,718	7,081,593
Total shares outstanding	7,296,780	7,296,904	7,307,590	7,307,590	7,308,118

Balance Sheet Data:
Total assets	$839,863	$838,165	$798,790	$781,207	$770,145
Investment securities	23,721	25,363	27,960	27,576	29,427
Loans receivable, net	660,340	669,868	675,681	666,323	663,663
Deposits	603,334	603,547	563,258	546,988	537,422
FHLB advances	110,000	110,000	110,000	110,000	110,000
Subordinated debt	15,464	15,464	15,464	15,464	15,464
Stockholder’s equity	100,554	99,314	99,801	98,562	97,335

Asset Quality:
Non-performing assets	$5,271	$4,052	$3,296	$2,578	$1,943
Non-performing loans to total loans	0.78%	0.59%	0.47%	0.37%	0.28%
Non-performing assets to total assets	0.63%	0.48%	0.41%	0.33%	0.25%
Allowance for loan losses	$3,988	$3,982	$4,124	$3,601	$3,476
Allowance for loan losses to total loans	0.60%	0.59%	0.61%	0.54%	0.52%
Allowance for loan losses to non-performing loans	77.1%	100.7%	125.1%	139.70%	188.4%